UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2005

PENN NATIONAL GAMING, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-24206	23-2234473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 Berkshire Blvd., Suite 200 Wyomissing Professional Center Wyomissing, PA		19610
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 373-2400

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 9, 2005, Penn National Gaming, Inc. (the “Company”) completed its previously announced private offering of senior subordinated notes, issuing $250 million aggregate principal amount of 6 3/4% Senior Subordinated Notes due 2015 (the “Notes”) pursuant to an Indenture (the “Indenture”) with Wells Fargo Bank, National Association as Trustee (the “Trustee”) which proceeds were used in part on March 10, 2005 to redeem all of its $200 million in aggregate principal amount of its outstanding 11 1/8 % senior subordinated notes due 2008 which the Company called for redemption on February 8, 2005.

The Notes will mature on March 1, 2015 and bear interest at the rate of 6 3/4% per annum.  The Company may redeem the Notes at any time on or after March 1, 2010 at the declining redemption premiums set forth in the Indenture and prior to March 1, 2010 at a make whole redemption premium described in the Indenture. In addition, prior to March 1, 2008, the Company may redeem up to 35% of the Notes with the net proceeds of equity offerings.  If the Company experiences a change of control accompanied by a decline in the rating of the Notes, or if the Company or its subsidiaries engage in asset sales, it generally must either invest the net cash proceeds from such sales in its business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the Notes equal to the excess net cash proceeds.  The Notes are also subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in jurisdictions in which the Company conducts gaming operations.

The Indenture contains covenants limiting the ability of the Company to incur additional debt and issue certain preferred stock, pay dividends or distributions on its capital stock or repurchase its capital stock, make certain investments, create liens on its assets to secure certain debt, enter into transactions with affiliates, enter into certain transactions involving a merger or consolidation of the Company or the sale or transfer of certain assets, and designate its subsidiaries as unrestricted subsidiaries.

The Notes are the general unsecured obligations of the Company and subordinated to all of the Company’s existing and future senior debt.  The Notes are pari passu with the Company’s existing $175.0 million of 8 7/8% senior subordinated notes due 2010 and $200.0 million of 6 7/8% senior subordinated notes due 2011; provided, however, that because these existing notes (but not the Notes) are guaranteed by subsidiaries of the Company, the holders of the existing notes will have a prior claim, ahead of the holders of the Notes, on the assets of such subsidiary guarantors.  The Notes will be senior or pari passu in right of payment with any future subordinated indebtedness of the Company.

Events of default under the Indenture include, among others, the following: default for 30 days in the payment when due of interest on the Notes, default in payment when due of the principal of or premium, if any, on the Notes, failure to comply with certain covenants in the Indenture, in some cases without notice from the trustee or the holders of Notes and certain events of bankruptcy.  In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company, all Notes then outstanding will become due and payable immediately without further action or notice.

The Indenture is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01  Financial Statements And Exhibits.

(c)  Exhibits:

Exhibit Number	Description

10.1	Indenture, dated as of March 9, 2005, between Penn National Gaming, Inc. and Wells Fargo Bank, National Association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN NATIONAL GAMING, INC.
(Registrant)

	By:	/s/ Robert S. Ippolito
Date: March 15, 2005		Robert S. Ippolito
Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.

10.1	Indenture, dated as of March 9, 2005, between Penn National Gaming, Inc. and Wells Fargo Bank, National Association, as trustee.